UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting Person

    Larry N. Feinberg
    712 Fifth Avenue
    New York, New York  10019

2.  Issuer Name and Ticker or Trading Symbol

    Mediware Information Systems, Inc.
    MEDW

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    11/97

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director  (X) 10% Owner  (  ) Officer (give title below)
    (  ) Other (specify below)

7.  Individual or Joint/Group Filing (check Applicable Line)
      X    Form filed by One Reporting Person
           Form filed by More than One Reporting Person

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
   Common Stock          11/6/97         S               255,500 (D)    $10.557         895,736+      (I)          Through Oracle
                                                                                                                   Partners, L.P.,
                                                                                                                   Oracle
                                                                                                                   Institutional
                                                                                                                   Partners, L.P.
                                                                                                                   and certain
                                                                                                                   managed
                                                                                                                   accounts.
---------------------------------------------------------------------------------------------------------------------------------


                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |
|_______________________|___________________|___________________|_________________|


                                                         NOT APPLICABLE


Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.

+      The Reporting Person disclaims beneficial ownership of
these securities except to the extent of his pecuniary interest therein.


      /s/ Larry N. Feinberg        December 17, 1997
      __________________________   _________________

          Larry N. Feinberg              Date


**Signature of
  Reporting Person

**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
78ff(a).












































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